Exhibit 99.5

Confidential

Execution Version

___________________________________________________

ROLLOVER AGREEMENT

by and among

EXCELLENCE EDUCATION INVESTMENT LIMITED

Bright Education Mergersub Limited

and

SURE BRILLIANT GLOBAL LIMITED

DATED AS OF OCTOBER 13, 2025

_____________________________________________________________________

i

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”) is entered into as of October 13, 2025 by and among (i) Excellence Education Investment Limited, a limited liability company organized and existing under the laws of the British Virgin Islands (“Parent”), (ii) Bright Education Mergersub Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Merger Sub”); and (iii) Sure Brilliant Global Limited, a limited liability company organized and existing under the laws of the British Virgin Islands (the “Rollover Shareholder”), which is a shareholder of Bright Scholar Education Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”).

RECITALS

WHEREAS, Parent, Merger Sub, and the Company have, concurrently with the execution of this Agreement, entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of Parent (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Rollover Shareholder is the legal and beneficial owner (as defined under Rule 13d-3 of the Exchange Act) of the number of Class A Ordinary Shares in the column titled “Rollover Shares” as set forth opposite the Rollover Shareholder’s name on Schedule A hereto (the “Rollover Shares”);

WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement, including the Merger, the Rollover Shareholder agrees to contribute all of its Rollover Shares to Merger Sub in exchange for newly issued ordinary shares of Parent, par value of US$0.0001 (the “Parent Shares”), in the amount set forth in the column titled “Parent Shares” opposite the Rollover Shareholder’s name on Schedule A hereto in accordance with the terms of this Agreement;

WHEREAS, in order to induce Parent, Merger Sub and the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby, including the Merger, the Rollover Shareholder is entering into this Agreement; and

WHEREAS, the Rollover Shareholder acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Rollover Shareholder set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Rollover Shareholder hereby agree as follows:

Article I
Definitions AND INTERPRETATIONS

Section 1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement. Certain terms are used in this Agreement as specifically defined herein:

“Arbitrator” has the meaning set forth in Section 7.7.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“ADS” means American Depositary Share of the Company, each of which represents four (4) Class A Ordinary Shares.

“Affiliate” of a specified Person means (i) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person and (ii) with respect to any natural person, the term “Affiliate” shall also include any member of the immediate family of such natural person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided that Parent, Merger Sub, the Rollover Shareholder and their respective Affiliates (excluding the Company and its Subsidiaries) shall not be deemed to be Affiliates of the Company and/or its Subsidiaries, and vice versa.

“Class A Ordinary Shares” means the Class A ordinary shares, with a par value of $0.00001 per share, in the share capital of the Company, each carrying one (1) vote per share, including the Class A Ordinary Shares represented by ADSs unless otherwise specified.

“Class B Ordinary Shares” means the Class B ordinary shares, with a par value of $0.00001 per share, in the share capital of the Company, each carrying twenty (20) votes per share.

“Closing” means the Effective Time, as such term is defined in the Merger Agreement.

“Company” has the meaning given to it in the Preambles.

“Companies Act” means the Companies Act (2025 Revision) of the Cayman Islands, as amended, modified, or re-enacted from time to time.

“Contract” shall mean any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement, arrangement, plan or other instrument, right or obligation.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time.

“Expiration Time” has the meaning set forth in Article VI.

“Governmental Entity” means any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (whether foreign, federal, state, local or supranational) or any self-regulatory or quasi-governmental authority.

“HKIAC” has the meaning set forth in Section 7.7.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, code, rule, regulation, Order, ordinance or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Merger” has the meaning given to it in the Recitals.

“Merger Agreement” has the meaning given to it in the Recitals.

“Merger Sub” has the meaning given to it in the Preambles.

“Order” means any order, judgment, writ, stipulation, settlement, award, injunction, decree, consent decree, decision, ruling, subpoena, verdict, or arbitration award entered, issued, made or rendered by any arbitrator or Governmental Entity of competent jurisdiction.

“Parent” has the meaning given to it in the Preambles.

“Parent Shares” has the meaning given to it in the Recitals.

“Rollover Closing” has the meaning set forth in Section 3.4.

“Rollover Shareholder” has the meaning given to it in the Preambles.

“Rollover Shares” has the meaning given to it in the Recitals.

“Shares” means the Class A Ordinary Shares and Class B Ordinary Shares.

“Transfer” has the meaning set forth in Section 2.1(a).

“U.S.” means the United States of America.

Article II
RESTRICTIONS ON TRANSFER; STANDSTILL

Section 2.1 Restrictions on Transfers. Except as provided for in  Article III below or pursuant to the Merger Agreement, the Rollover Shareholder hereby agrees that, from the date hereof until the Expiration Time (as defined below), the Rollover Shareholder shall not directly or indirectly:

(a)  offer for sale, sell (constructively or otherwise), transfer, assign, tender in any tender or exchange offer, pledge, grant, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of Law or otherwise) (collectively, “Transfer”), enter into any Contract, option or other arrangement or understanding with respect to the Transfer of any Shares or any interest therein, including, without limitation, any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving any Shares;

(b) enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;

(c) convert or exchange, or take any action which would result in the conversion or exchange, of any Shares, other than conversion of ADSs into Shares; or

(d) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (a), (b) or (c).

Any purported Transfer in violation of this Section 2.1 shall be null and void and the Rollover Shareholder agrees to take any and all actions necessary or desirable (including, but not limited to, voting its Shares in procuring that the Company take action, where necessary) in order to ensure that any such purported Transfer in violation of this Section 2.1 does not take effect.

Section 2.2 Standstill. Except as contemplated under the Merger Agreement or otherwise for the purposes of the consummation of the Merger, from the date hereof until the Expiration Time, the Rollover Shareholder or any of its Affiliates shall not, directly or indirectly:

(a) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any beneficial ownership in, or direct or indirect rights to acquire any beneficial ownership in, securities of the Company or any subsidiary thereof;

(b) make any public announcement (other than any disclosure on Forms 3, 4 or 5 or Schedules 13D or 13G to the extent required by U.S. federal or state securities laws or the rules and regulations promulgated thereunder) with respect to, or submit a proposal for or offer of (with or without conditions), any tender or exchange offer, merger, recapitalization, reorganization, business combination or other extraordinary transaction involving the Company or any subsidiary thereof;

(c) seek or propose to influence or control the management or policies of the Company, make or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote any voting securities of the Company or any subsidiary thereof, or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any subsidiary thereof; or

(d) form, join, become a member of or in any way participate in, or otherwise encourage the formation of, a “group” within the meaning of Section 13(d)(3) of the Exchange Act, in connection with any of the foregoing.

For the avoidance of doubt, nothing in this Section 2.2 or any other provision of this Agreement shall prohibit (i) the Rollover Shareholder from acquiring securities of the Company as a result of any share split, combination, recapitalization or other similar transaction in or of the securities of the Company if such share split, combination, recapitalization or other similar transaction has been duly approved by the Company, or (ii) Parent and Merger Sub from entering into the Merger Agreement and consummating the Merger.

Article III
ROLLOVER

Section 3.1 Irrevocable Election. The execution of this Agreement by the Rollover Shareholder evidences, subject to Article VI, the irrevocable election and agreement by the Rollover Shareholder to subscribe for Parent Shares and agree to the contribution, transfer, cancellation and conversion of its Rollover Shares on the terms and conditions set forth herein and in the Merger Agreement.

Section 3.2 Contribution of Rollover Shares. Subject to the terms and conditions set forth in this Agreement, the Rollover Shareholder shall take any and all actions necessary to contribute, assign, transfer and deliver to Merger Sub, all of the right, title and interest of the Rollover Shareholder in and to its Rollover Shares, free and clear of all Liens (other than any Liens created or expressly permitted by Merger Sub or arising by reason of the Merger Agreement or this Agreement). Pursuant to the terms of the Deposit Agreement, the Rollover Shareholder will pay any applicable fees, charges and expenses of the Depositary and government charges due to or incurred by the Depositary in connection with the conversion of its ADSs into Shares in connection with the contribution contemplated under this Section 3.2.

Section 3.3 Subscription of Parent Shares. As consideration to the contribution of the Rollover Shares by the Rollover Shareholder pursuant to Section 3.2 of this Agreement, Parent shall issue to the Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, an Affiliate of the Rollover Shareholder), and the Rollover Shareholder (or, if designated by the Rollover Shareholder in writing, such Affiliate of the Rollover Shareholder) shall subscribe for, subject to compliance with Article III, such number of Parent Shares as set forth opposite the Rollover Shareholder’s name on Schedule A hereto. The Rollover Shareholder hereby acknowledges and agrees that upon receipt of the Parent Shares, the Rollover Shareholder shall have no right to any Per Share Merger Consideration or Per ADS Merger Consideration in respect of its Rollover Shares.

Section 3.4 Rollover Closing. Subject only to the satisfaction in full (or waiver, if permissible) of all of the conditions set forth in Sections 8.1 and 8.2 of the Merger Agreement (other than conditions that by their nature are to be satisfied or waived, as applicable, at the Closing), the closing of the contribution of the Rollover Shares and the subscription and issuance of Parent Shares contemplated hereby (the “Rollover Closing”) shall take place no later than one (1) Business Day prior to the Closing. Assuming full performance by the Rollover Shareholder of its obligations under Section 3.2 and the consummation of the purchase and sale of the Transfer Shares (as defined in the Ultimate Wise SPA), upon the Rollover Closing and the Transfer Closing (as defined in the Ultimate Wise SPA), Merger Sub shall be the registered holder of Shares representing at least 90% of the voting power of the Shares exercisable in general meetings of the Company’s shareholders, and, on the Closing, the Merger will be carried out through a “short-form” merger in accordance with Part XVI and in particular section 233(7) of the Companies Act. For the avoidance of doubt, if the Company is awarded specific performance with respect to the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, the conditions to the Rollover Closing set forth in this Section 3.4 shall be deemed satisfied.

Section 3.5 Deposit of Rollover Share Certificates. No later than three (3) Business Days prior to the Rollover Closing, the Rollover Shareholder and any of the Affiliates and/or agents of the Rollover Shareholder shall: (i) deliver or cause to be delivered to or to the order of Parent a signed instrument of transfer in favor of Merger Sub (and any and all other formalities as reasonably required by the Company in order to effect transfer of the Rollover Shares held by the Rollover Shareholder) dated as of the date of the Rollover Closing; and (ii) if any Rollover Shares are represented by share certificates evidencing the Rollover Shares, deliver or cause to be delivered to or to the order of Parent all such certificates in such Persons’ possession ((i) and (ii) together, the “Share Documents”). The Share Documents shall be held by Parent or any agent authorized by Parent until the Rollover Closing, at which time they shall be delivered to the Company in order to give full effect to the Rollover Closing as contemplated by this Agreement, including procuring that the Company register the Rollover Shares in favor of Merger Sub in its register of members as at the Rollover Closing. To the extent that any Rollover Shares of a Rollover Shareholder are held in street name or otherwise represented by ADSs, the Rollover Shareholder shall execute such instruments and take such other actions, in each case, as are reasonably requested by Parent to convert its ADSs into Rollover Shares no later than three (3) Business Days prior to the Rollover Closing.

Section 3.6 Delivery of Register of Members. At the Rollover Closing, Parent shall deliver to the Rollover Shareholder a copy of the updated register of members of Parent as of the date of the Rollover Closing, certified by the registered agent or an officer of Parent, reflecting the issuance of the Parent Shares to the Rollover Shareholder. Promptly after the Rollover Closing, Parent shall deliver to the Rollover Shareholder a share certificate representing such number of Parent Shares set forth opposite the name of the Rollover Shareholder in Schedule A hereto.

Article IV
Representations and Warranties.

Section 4.1 Representations and Warranties of Rollover Shareholder. To induce Parent to issue the Parent Shares subject to the terms of this Agreement, the Rollover Shareholder makes the following representations and warranties to Parent and Merger Sub, each and all of which shall be true and correct as of the date of this Agreement and as of the Rollover Closing:

(a) Ownership of Shares. (i) The Rollover Shareholder (A) is and, immediately prior to the Rollover Closing will be, the legal and beneficial owner of, and has and will have good and valid title to, the Rollover Shares as set forth opposite its name in Schedule A hereto, free and clear of Liens (other than any Lien created or permitted by Merger Sub or arising by reason of the Merger Agreement or this Agreement), and (B) has and will have sole (together with Affiliates controlled by the Rollover Shareholder) voting power and power of disposition (subject only to approval by the directors of the Rollover Shareholder as set out in its articles of association), in each case with respect to all of the Rollover Shares, with no limitations, qualifications, or restrictions on such rights, subject to applicable Laws and the terms of this Agreement; (ii) the Rollover Shareholder’s Rollover Shares are not subject to any Contract to which the Rollover Shareholder is a party restricting or otherwise relating to the voting or Transfer of the Rollover Shareholder’s Rollover Shares other than this Agreement; (iii) the Rollover Shareholder has not Transferred any of the Rollover Shareholder’s Rollover Shares; and (iv) other than as set forth on Schedule A hereto, the Rollover Shareholder does not own, beneficially or of record, any Shares, securities of the Company, or any direct or indirect interest in any such securities (including by way of derivative securities). The Rollover Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to any of the Rollover Shareholder’s Rollover Shares, except as contemplated by this Agreement.

(b) Standing and Authority. The Rollover Shareholder has full legal right, power, capacity and authority to execute and deliver this Agreement, to perform the Rollover Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Rollover Shareholder and the execution, delivery and performance of this Agreement by the Rollover Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Rollover Shareholder (if applicable) and no other actions or proceedings on the part of the Rollover Shareholder (if applicable) are necessary to authorize this Agreement or to consummate the transaction contemplated hereby. Assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Rollover Shareholder, enforceable against the Rollover Shareholder in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, the Securities Act, any other U.S. federal or state securities Laws, the rules and regulations of NYSE, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of the Rollover Shareholder for the execution, delivery and performance of this Agreement by the Rollover Shareholder or the consummation by the Rollover Shareholder of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by the Rollover Shareholder nor the consummation by the Rollover Shareholder of the transactions contemplated hereby, nor compliance by the Rollover Shareholder with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on the Rollover Shareholder or its properties or assets, (B) conflict with or violate any provision of the organizational documents of the Rollover Shareholder, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on property or assets of the Rollover Shareholder pursuant to any Contract to which the Rollover Shareholder is a party or by which the Rollover Shareholder or any property or asset of the Rollover Shareholder is bound or affected, or (D) violate any Law applicable to the Rollover Shareholder or any of the Rollover Shareholder’s properties or assets.

(d) Litigation. There is no Action pending against any the Rollover Shareholder or, to the knowledge of the Rollover Shareholder, any other Person (including the Company) or, to the knowledge of the Rollover Shareholder, threatened against the Rollover Shareholder or any other Person (including the Company), in each case, that restricts or prohibits (or, if successful, would restrict or prohibit) the performance by the Rollover Shareholder of its obligations under this Agreement.

(e) Reliance. The Rollover Shareholder understands and acknowledges that Parent, Merger Sub and the Company are entering into the Merger Agreement in reliance upon the Rollover Shareholder’s execution, delivery and performance of this Agreement, and the representations, warranties, covenants and other agreements of the Rollover Shareholder made herein.

Section 4.2 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub jointly and severally represents and warrants to the Rollover Shareholder that as of the date of this Agreement and as of the Rollover Closing:

(a) Organization, Standing and Authority. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Rollover Shareholder, this Agreement constitutes legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at Law).

(b) Consents and Approvals; No Violations. Except for the applicable requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary on the part of each of Parent or Merger Sub for the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby nor compliance by Parent and Merger Sub with any of the provisions hereof shall (A) require the consent or approval of any other Person pursuant to any Contract binding on Parent and Merger Sub or their properties or assets, (B) conflict with or violate any provision of the organizational documents of Parent and Merger Sub, (C) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on such property or asset of Parent or Merger Sub pursuant to any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their properties or assets is bound or affected, or (D) violate any Law applicable to Parent and Merger Sub or any of their properties or assets.

(c) Capitalization. The authorized share capital of Parent is US$5 divided into 50,000 ordinary shares of a par value of US$0.0001 each, and assuming the full performance by the Rollover Shareholder of its obligations under Section 3.2 and the completion of the transactions contemplated by the Subscription Agreement, 134.7883 ordinary shares are validly issued and outstanding. The authorized share capital of Merger Sub is US$50,000 divided into 500,000,000 ordinary shares of a par value of US$0.0001 each, one of which is validly issued and outstanding. All the outstanding shares of Merger Sub are duly authorized, validly issued, fully paid and non-assessable. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Rollover Closing will be, owned by Parent.

(d) Issuance of Parent Shares. At the Rollover Closing, the Parent Shares to be issued under this Agreement shall have been duly authorized and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, free and clear of all Liens and subscription and similar rights (other than restrictions arising under any applicable securities Laws or the organizational documents of Parent).

(e) Operation and Liabilities. Merger Sub was formed solely for the purpose of engaging in the Transactions. Parent was initially formed for the purpose of holding Shares of the Company. Each of Parent and Merger Sub has not conducted and will not conduct, prior to the Rollover Closing, any business other than in connection with its formation, its ownership of Shares in the Company or related to the Transactions. Except for obligations or liabilities incurred in connection with its formation, its ownership of Shares in the Company or related to the Transactions, each of Parent and Merger Sub has not incurred and will not incur, prior to the Rollover Closing, directly or indirectly, through any Subsidiary or Affiliate (other than the Company and its Subsidiaries), any obligations or liabilities of any type or kind whatsoever or entered into any agreements or arrangements with any Person. Other than Merger Sub, there are no other corporations, partnerships, joint ventures, associations, or entities through which Parent conducts business, or other entities in which either Parent controls or owns, of record or beneficially, any direct or indirect equity or other interest.

Article V
FURTHER Covenants and Agreements.

Section 5.1 Covenants by Rollover Shareholder. The Rollover Shareholder hereby:

(a) agrees, prior to the Expiration Time, not to knowingly take any action that would make any representation or warranty of the Rollover Shareholder contained herein untrue or incorrect or have or could have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Rollover Shareholder of its obligations under this Agreement;

(b) agrees that the Rollover Shareholder irrevocably waives and agrees not to exercise or cause the exercise of any rights of appraisal or rights of dissent that it may have with respect to its Rollover Shares (including, without limitation, any rights under Section 238 of the Companies Act) prior to or after the Closing;

(c) agrees that it shall not, and shall cause its Affiliates and Representatives not to, unless required by Law or legal process or otherwise permitted under this Agreement or the Merger Agreement, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby, without the prior written consent of Parent and the Company (at the direction of the Special Committee).

(d) (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub or the Company of the Rollover Shareholder’s identity and ownership of equity securities of the Company and the existence and terms of this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Parent (with respect to any disclosure by Parent or Merger Sub) or the Company (with respect to any disclosure by the Company at the direction of the Special Committee) reasonably determines in its good faith judgment is required to be disclosed by Law in any press release, any Current Report on Form 6-K, the Schedule 13E-3 (including any amendment or supplements thereto) and any other disclosure document in connection with the Merger Agreement, any other Transaction Documents or the Transactions, and any filings with or notices to any Governmental Entity (including the SEC) in connection with the Merger Agreement, any other Transaction Documents or the Transactions and (ii) agrees and covenants to promptly give to Parent, Merger Sub or the Company any information that Parent, Merger Sub, the Company (at the direction of the Special Committee) or any of their Representatives may reasonably request for the preparation of any such documents; provided that, in each case of clauses (i) and (ii), the Parent shall (and shall procure that the Company to) provide the Rollover Shareholder and its counsel with a reasonable opportunity to review and to comment on the foregoing documents and shall give due consideration to all reasonable comments related thereto; provided, further, that any disclosure or reference relating to the Rollover Shareholder (or its Affiliates) in the foregoing documents by Parent or the Company shall still require prior written consent by the Rollover Shareholder (which consent shall not be unreasonably withheld, delayed or conditioned).

(e) agrees and covenants that the Rollover Shareholder shall promptly (and in any event within forty-eight (48) hours) notify Parent or Merger Sub of any new Shares and/or other securities of the Company with respect to which beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) is acquired by the Rollover Shareholder, including, without limitation, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities of the Company after the date hereof; and

(f) agrees further that, upon request of Parent or Merger Sub, the Rollover Shareholder shall execute and deliver any additional documents, consents or instruments and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement.

Section 5.2 Covenant by Parent. Parent shall not amend, supplement or modify the Merger Agreement in a way that is or could reasonably be expected to have a material and adverse impact on the Rollover Shareholder (including as to the tax treatment in connection with or related to the Rollover Closing), without the Rollover Shareholder’s prior written consent.

Section 5.3 Further Assurances. Each party hereto hereby covenants that, from time to time, such party will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, such further acts, conveyances, transfers, assignments, powers of attorney and assurances necessary to cancel all of the Rollover Shares and to issue all of the Parent Shares in accordance with the terms of this Agreement.

Article VI
Termination.

This Agreement, and the obligations of the parties hereunder, will terminate automatically and immediately upon the earlier to occur of (a) the consummation of the Rollover Closing or (b) the valid termination of the Merger Agreement in accordance with Section 9.1 thereof (such earlier time, the “Expiration Time”); provided that, if any claim or proceeding has been commenced by the Company to seek specific performance of the obligations of Parent and Merger Sub to effect the Closing pursuant to the Merger Agreement, this Agreement and each party’s obligations hereunder shall survive until the earlier of: (i) full discharge by Parent and Merger Sub of all their obligations under the Merger Agreement, if a final, non-appealable judgment from a court of competent jurisdiction in respect of such claim or proceeding determines that Parent and Merger Sub are required to fulfill such obligations, or (ii) the withdrawal or final dismissal by a court of competent jurisdiction of such claim or proceeding. In the event of termination of this Agreement as provided in this Article VI, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto; provided that this Article VI and Article VII shall survive the termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party’s liability for any breach of this Agreement prior to the termination of this Agreement. If for any reason the Merger fails to occur but the Rollover Closing has already taken place, then Parent and Merger Sub shall, upon the termination of the Merger Agreement, promptly take all such actions as are necessary to restore the Rollover Shareholder to the position it was in with respect to ownership of the Rollover Shares immediately prior to the Rollover Closing.

Article VII
Miscellaneous.

Section 7.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.2 Entire Agreement. This Agreement, the Merger Agreement and any other agreement or instrument delivered in connection with the transactions contemplated by this Agreement or the Merger Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.3 Specific Performance. Each party hereto acknowledges and agrees that monetary damages would not be an adequate remedy in the event that any covenant or agreement of such party in this Agreement is not performed in accordance with its terms, and therefore agrees that, in addition to and without limiting any other remedy or right available to the non-breaching party, the non-breaching party and the Company (to the limited extent set forth in Section 7.8 hereof, and at the direction of the Special Committee) will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. Each party hereto agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party or the Company (to the limited extent set forth in Section 7.8 hereof) shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party or the Company (to the limited extent set forth in Section 7.8 hereof).

Section 7.4 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto and the Company (at the direction of the Special Committee), or in the case of a waiver, by the party against whom the waiver is to be effective, and in the case of a waiver by Parent or Merger Sub, with the prior written consent of the Company (at the direction of the Special Committee). Notwithstanding the foregoing, no failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 7.5 Confidentiality. Subject to Section 5.1 (d), this Agreement shall be treated as confidential and may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the parties hereto; provided, that each party hereto may, without such written consent, disclose the existence and content of this Agreement to its Representatives and to the extent required by Law, the applicable rules of any national securities exchange or in connection with any SEC filings relating to the transactions contemplated hereby or by the Merger Agreement.

Section 7.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions that would cause the application of the Laws of any jurisdiction other than the State of New York.

Section 7.7 Dispute Resolution; Jurisdiction; Enforcement. Any disputes, actions and proceedings against any party or arising out of or in any way relating to this Agreement and schedules hereto or the subject matter hereunder (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time. The place of arbitration shall be Hong Kong. The official language of the arbitration (including but not limited to any arbitral award rendered) shall be English and the arbitration tribunal shall consist of one arbitrator (the “Arbitrator”). The claimant(s) and the respondent(s), irrespective of number, shall jointly nominate the Arbitrator. In the event the claimant(s) or respondent(s) shall fail to nominate or agree on the joint nomination of the Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, the Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

Section 7.8 No Third-Party Beneficiaries. There are no third party beneficiaries of this Agreement and nothing in this Agreement, express or implied, is intended to or shall confer on any person other than the parties hereto (and their respective successors, heirs and permitted assigns), any rights, remedies, obligations or liabilities, except as specifically set forth in this Agreement; provided, however, that the Company is an express third-party beneficiary of the obligations of the Rollover Shareholder pursuant to Article II, Article III and Article V of this Agreement and shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement by the parties hereto, in addition to any other remedy available at law or in equity.

Section 7.9 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties and the Company (at the direction of the Special Committee), except that Parent may assign this Agreement (in whole but not in part) in connection with a permitted assignment of the Merger Agreement by Parent, as applicable in accordance with the terms of the Merger Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and, in the case of the Rollover Shareholder, its estate, heirs, beneficiaries, personal representatives and executors.

Section 7.10 No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 7.11 Capacity. Notwithstanding anything to the contrary in this Agreement, (i) the Rollover Shareholder is entering into this Agreement, and agreeing to become bound hereby, solely in its capacity as a beneficial owner of its Rollover Shares and not in any other capacity (including without limitation any capacity as a director or officer of the Company) and (ii) nothing in this Agreement shall obligate the Rollover Shareholder to take, or forbear from taking, any action as a director or officer of the Company.

Section 7.12 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Parent

EXCELLENCE EDUCATION INVESTMENT LIMITED

By:	/s/ Meirong Yang
Name:	Meirong Yang
Title:	Director

MERGER SUB

BRIGHT EDUCATION MERGERSUB LIMITED

By:	/s/ Shuting Zhou
Name:	Shuting Zhou
Title:	Director

[Rollover Agreement Signature Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ROLLOVER SHAREHOLDER

Sure Brilliant Global Limited

By:	/s/ Huiyan Yang
Name:	Huiyan Yang
Title:	Director

[Rollover Agreement Signature Page]

Schedule A

Rollover shareholder and rollover Shares

Rollover Shareholder	Rollover Shares	Voting Power of the Rollover Shares (%)	Parent Shares to be Issued
Sure Brilliant Global Limited	5,000,000	0.28%	5.6791